1628 Marshall
Houston, Texas 77006-4122
832-695-0096 Fax 832-285-1307
ps@larrearx.com

February 25, 2009

Larrea Bio-Sciences issues a letter of intent on February 12th to purchase certain of the assets of My Healthy Access Symbol (myha.pk) with a liquidating preferred worth two hundred and fifty thousand dollars ($250,000.00) which is valued at approximately 3.6 times the current market value of My Healthy Access, with an option to purchase another two hundred and fifty thousand dollars ($250,000.00 worth of Larrea Biosciences stock in separate tranches over a five (5) year period at a discount to the then trading prices of Larrea Biosciences ranging from thirty (30%) per cent to ten (10%). My Healthy Access operates six clinics through a lease with Wal Mart in the Houston, Texas area products which generate between seventeen thousand  to twenty  thousand a month in revenue thorough testing of patients in clinics located in Wal Mart.  It currently trades at (.001) cents a share and has 69,173,489 shares outstanding.  Larrea intends to purchase only the assets of the company with no dilution to current shareholders.